SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Community Bank System, Inc.

(Name of Registrant as Specified In Its Charter)

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COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 7, 2005

     To the Shareholders of Community Bank System, Inc.:

     At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Wednesday, May 11, 2005 at the Woodlands Inn & Resort in Wilkes-Barre, Pennsylvania for the purpose of considering and voting upon the following matters:

1.	The election of four directors to hold office for a term of three years and until their successors have been duly elected.

2.	The transaction of any other business which may properly be brought before the Meeting or any adjournment thereof.

By Order of the Board of Directors

Donna J. Drengel
Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2005
VOTING RIGHTS AND PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ITEM 1: ELECTION OF DIRECTORS AND INFORMATION WITH
NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
BOARD COMPOSITION, MEETINGS, COMMITTEES, AND COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
PENSION PLAN INFORMATION
PENSION PLAN TABLE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
AUDIT FEES
TRANSACTIONS WITH MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
INDEPENDENT AUDITORS
OTHER MATTERS

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
DeWitt, New York 13214-1883

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2005

     This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Wednesday, May 11, 2005, at the Woodlands Inn & Resort in Wilkes-Barre, Pennsylvania. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 7, 2005.

     At the Meeting, the Shareholders will be asked to vote for the election of directors. Four of the total of thirteen directors who serve on the Company’s Board of Directors (excluding current directors whose terms will not continue after the Meeting) will stand for re-election to the Board at the Meeting. In addition, voting will be conducted on any other matters which are properly brought before the Meeting.

VOTING RIGHTS AND PROXIES

     The Board of Directors of the Company has fixed the close of business on March 23, 2005 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting. At the close of business on the record date, 30,322,110 shares of common stock, $1.00 par value, were outstanding and entitled to vote at the Meeting. This is the Company’s only class of voting stock outstanding. Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting. There will be no cumulative voting of shares for any matter voted upon at the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a shareholder meeting.

     If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.

     Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise. A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

     The Company will bear all costs of soliciting Proxies. The solicitation of Proxies will be by mail, but Proxies may also be solicited by telephone, telegram, or in person by directors, officers, and other regular employees of the Company or of the Bank. Should the Company, in order to solicit Proxies, request the assistance of other financial institutions, brokerage houses, or other custodians, nominees, or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to Shareholders and obtaining their Proxies.

     The Annual Report of the Company for the fiscal year ended December 31, 2004, incorporating the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission, is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to persons known to the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company as of March 23, 2005 (except as otherwise indicated).

	Number of Shares
Name and Address	of Common Stock
of Beneficial Owner	Beneficially Owned	Percent of Class
Barclays Global Investors, NA/ Barclays Global Fund Advisors 45 Freemont Street San Francisco, CA 94105	1,707,651 (1)	5.63%

(1)	Based solely on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Barclays Global Investors, NA and Barclays Global Fund Advisors collectively have sole voting power with respect to 1,568,621 shares and sole dispositive power with respect to all shares listed.

ITEM 1: ELECTION OF DIRECTORS AND INFORMATION WITH

RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

     The first Item to be acted upon at the Meeting is the election of four directors, each to hold office for three years and until his successor shall have been duly elected and qualified. Pursuant to the Company’s Bylaws, William N. Sloan retired from the Board effective as of December 31, 2004. In addition, Saul Kaplan, whose term of office expires as of the date of the Meeting, will not stand for reelection at the Meeting. As a result, Lee T. Hirschey, who is presently serving a term of office to expire in 2006, will stand for election with the other nominees listed below (each of whom is presently serving a term of office to expire as of the date of the Meeting) in order to maintain membership among the three classes as nearly equal as possible in accordance with the Company’s Certificate of Incorporation and Bylaws. The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

     All Proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy. Each nominee is presently a director of the Company, and each director of the Company is also a director of the Bank. In the event any nominee declines or is unable to serve, it is intended that the Proxies will be voted for a successor nominee designated by the Board. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The thirteen members of the Board whose terms will continue beyond the meeting (including the nominees for re-election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire.

     The information set forth below is furnished for each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting. The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan. The purpose of the Offset Options is explained on pages 10-11. See footnote “(e)” on page 6 for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 23, 2005 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Nominees (for terms to expire at Annual Meeting in 2008):

Brian R. Ace (f) Age 50	2003	Owner, Laceyville Hardware, Laceyville, Pennsylvania.	53,484	.18%

Paul M. Cantwell, Jr. Age 63	2001	Owner, law firm of Cantwell & Cantwell, Malone, New York. Prior to January 2001, Chairman and President, The Citizens National Bank of Malone.	123,650	.41%

William M. Dempsey Age 66	1984	Retired. Prior to 2001, Assistant to the President, Rochester Institute of Technology, Rochester, New York; President/Dean, American College of Management and Technology (RIT), Dubrovnik, Croatia (August 1997 - July 1999); prior to August 1997, Vice President of Finance and Administration, RIT.	111,719	.37%

Lee T. Hirschey Age 69	1991	Chairman and Chief Executive Officer, Climax Manufacturing Company, converter and manufacturer of paper products with facilities in Castorland, Lowville, and West Carthage, New York.	90,200	.30%

Directors Continuing in Office

Terms Expiring at Annual Meeting in 2006:

Sanford A. Belden Age 62	1992	President and Chief Executive Officer of the Company.	106,683	.35%

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 23, 2005 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
David C. Patterson Age 63	1991	President and owner of Wight and Patterson, Inc., manufacturer and seller of livestock feed located in Canton, New York.	125,566	.41%

Peter A. Sabia (h) Age 73	2001	Owner, Valley Dodge Truck Center, Dunmore, Pennsylvania.	260,765	.86%

Sally A. Steele (f) Age 49	2003	Attorney, self-employed as general practitioner with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	47,838	.16%
Terms expiring at Annual Meeting in 2007:

John M. Burgess Age 68	1991	Retired. Prior to 1991, President of Kinney Drugs, Inc., a drug and retail chain with stores located throughout northern New York.	98,832	.33%

Nicholas A. DiCerbo Age 58	1984	Partner, law firm of DiCerbo and Palumbo, Olean, New York.	274,982	.90%

James A. Gabriel Age 57	1984	Owner, law firm of Franklin & Gabriel, Ovid, New York	178,884	.59%

Harold Kaplan (h) Age 71	2001	Co-owner, M.C.F., Inc., and Partner, D&T Real Estate, Scranton, Pennsylvania. Prior to April 2003, Co-Owner, Montage Foods, Inc., Scranton, Pennsylvania.	293,952	.97%

Charles E. Parente (g) Age 64	2004	Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and cable television.	199,462	.66%

In addition to the information provided above, the following summarizes the security ownership of the highest paid executive officers who are not also directors of the Company:

		Shares of Company Common
		Stock Beneficially Owned (c)
		as of March 23, 2005 (d)
		Number (e)	Percent
James A. Wears Age 55	President, New York Banking	83,114	.27%

Michael A. Patton Age 59	President, Financial Services	143,380	.47%

Mark E. Tryniski Age 44	Executive Vice President/ Chief Operating Officer	7,534	.02%

Thomas A. McCullough Age 58	President, Pennsylvania Banking	79,825	.26%

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (28 persons)		2,519,708	8.08%

(a)	No family relationships exist between any of the aforementioned directors or executive officers of the Company.

(b)	No nominee for director or continuing director of the Company holds a directorship with any company (other than the Company) which is registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

(c)	Represents all shares as to which named individual possessed sole or shared voting or investment power as of March 23, 2005. Includes shares held by, in the name of, or in trust for, spouse and dependent children of named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

(d)	The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Belden is the beneficial owner of 2,131 shares held by the Company’s 401(k) plan; Mr. Burgess’ wife holds 7,200 shares; Mr. Cantwell’s wife holds 10,200 shares; Mr. DiCerbo holds 59,832 shares jointly with his wife, 86,005 shares are held in the name of the law partnership of DiCerbo and Palumbo, and 1,667 shares are held by his wife; Mr. Hirschey’s wife holds 2,000 shares, and Mr. Hirschey holds 26,080 shares as Trustee for the Retirement Plan of Employees of Climax Manufacturing Company and 700 shares as Trustee of an Internal Revenue Code Section 2503C trust; 86,576 shares are held by a limited partnership controlled by Mr. Kaplan, and 4,000 shares are held by a charitable foundation of which Mr. Kaplan serves as President, Treasurer, and Director; Mr. McCullough holds 108 shares jointly with his spouse and 630 shares jointly with his mother, and his children hold 222 shares; Mr. Parente holds 10,000 shares as Trustee of the C.E. Parente Trust U/A, his wife holds 3,000 shares, and 182,858 shares are held by a partnership controlled by Mr. Parente; Mr. Patterson holds 4,760 shares jointly with his wife, and 3,276 shares as Trustee for the Wight and Patterson Retirement Plan; Mr. Patton is the beneficial owner of 8,198 shares held by the Company’s 401(k) plan, and his wife holds 2,800 shares; Mr. Sabia holds 180,000 shares as Trustee for the Peter A. Sabia Trust U/A, he holds 6,120 shares as Trustee for the Sabia Family

Foundation, and 58,747 shares are held by Valley Dodge Truck Center, of which Mr. Sabia is owner; Ms. Steele holds 42,514 shares jointly with her husband; and Mr. Wears is the beneficial owner of 10,872 shares held by the Company’s 401(k) plan, he holds 6,234 shares jointly with his wife, and his children hold 5,398 shares.

(e)	Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 23, 2005, through exercise of stock options issued by the Company: Mr. Ace, 24,710 shares; Mr. Belden, 12,324 shares; Mr. Burgess, 71,192 shares; Mr. Cantwell, 12,924 shares; Mr. Dempsey, 108,496 shares; Mr. DiCerbo, 110,932 shares; Mr. Gabriel, 111,562 shares; Mr. Hirschey, 48,736 shares; Mr. Kaplan, 8,124 shares; Mr. Parente, 3,604 shares; Mr. Patterson, 102,254 shares; Mr. Patton, 54,888 shares; Mr. Sabia, 3,604 shares; Ms. Steele, 3,604 shares; Mr. Tryniski, 5,934 shares; and Mr. Wears, 60,610 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(f)	Pursuant to the terms of a Merger Agreement dated as of June 7, 2003 providing for the merger of Grange National Banc Corp. (“Grange”) with and into the Company (which merger was consummated in November 2003), the Company agreed to appoint two of Grange’s former directors, Brian R. Ace and Sally A. Steele, to serve as members of its Board of Directors for terms expiring at the 2005 and 2006 annual Shareholders meetings, respectively.

(g)	Pursuant to the terms of a Merger Agreement dated as of March 11, 2004 providing for the merger of First Heritage Bank with and into the Bank (which merger was consummated in May 2004), the Company agreed to appoint one of First Heritage Bank’s former shareholders, Charles E. Parente, to serve as a member of the Company’s Board of Directors for a term expiring at the 2007 annual Shareholders meeting. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Mr. Parente would be nominated for at least one additional three-year term upon expiration of his initial term, and that the Board would recommend that the Company’s Shareholders vote in favor of his reelection.

(h)	Pursuant to the terms of a Merger Agreement dated as of November 29, 2000 providing for the merger of First Liberty Bank Corp. (“First Liberty”) with and into the Company (which merger was consummated in May 2001), the Company agreed to appoint three of First Liberty’s former directors, Saul Kaplan, Peter A. Sabia, and Harold Kaplan, to serve as members of its Board of Directors for terms expiring at the 2002, 2003, and 2004 annual Shareholders meetings, respectively. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Messrs. Kaplan, Sabia, and Kaplan would be nominated for at least one additional three-year term upon expiration of these initial terms, and that the Board would recommend that the Company’s Shareholders vote in favor of their reelection. Saul Kaplan’s current term of office will expire as of the date of the Meeting, and he will not stand for reelection.

BOARD COMPOSITION, MEETINGS, COMMITTEES, AND COMPENSATION

Independence

     The Company has adopted a set of Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.communitybankna.com. The Corporate Governance Guidelines require that the Company’s Board of Directors have at all times a majority of directors who meet the criteria for independence established by the New York Stock Exchange (“NYSE”), and the Board currently meets this requirement.

     Under the NYSE rules, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company. Moreover, a director will not be independent if, within the preceding three years: (i) the director was employed by the Company or receives $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i)-(iv).

     The Board has determined that 11 of the 14 current directors are independent under the NYSE standards. The independent directors are Brian R. Ace, John M. Burgess, William M. Dempsey, James A. Gabriel, Lee T. Hirschey, Harold S. Kaplan, Saul Kaplan, David C. Patterson, Charles E. Parente, Peter A. Sabia, and Sally A. Steele. In determining whether a director is independent, the Board relies on the NYSE numeric threshold standards as the primary factor in determining whether a director has any material relationship with the Company, but also considers whether a director has any relationships not meeting the NYSE thresholds that would otherwise interfere with the exercise of his or her independence from management and the Company. During the course of a year, directors are expected to inform the Board of any material changes in their circumstances or relationships that may impact their status or designation by the Board as independent.

     Pursuant to the Corporate Governance Guidelines, the Company’s independent directors meet in executive session at least quarterly, without the Company’s management and non-independent directors present. The director who presides at these meetings is determined by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Director Meeting Attendance

     The Board of Directors held 12 regularly scheduled meetings and one special meeting during the fiscal year ended December 31, 2004. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

     The Company encourages all directors to attend each annual meeting of Shareholders. All of the then 15 incumbent directors attended the Company’s last annual meeting of Shareholders held on May 19, 2004.

Board Committees

     Among its standing committees, the Board of the Bank has an Audit/Compliance/Risk Management Committee which also serves as the Company’s Audit Committee. As described more fully on page 24, the Audit/Compliance/Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and investigates and makes recommendations to the Company’s Board and the Bank’s Board regarding the appointment of independent auditors. The Audit/Compliance/Risk Management Committee held eight meetings during 2004, and its present members are Directors William M. Dempsey (Chair), John M. Burgess, Lee T. Hirschey, and Charles E. Parente.

     The Bank’s Board also has a Compensation Committee which reviews and makes recommendations to the Bank’s Board regarding compensation adjustments and employee benefits to be instituted, and which also serves as the Company’s Compensation Committee. As described more fully on pages 20-22, the Compensation Committee reviews the compensation of nonofficer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually. The Compensation Committee held six meetings in 2004, and its present members are Directors Lee T. Hirschey (Chair), Brian R. Ace, David C. Patterson, and Peter A. Sabia.

     The Company has a Nominating and Corporate Governance Committee which makes recommendations to the Board for nominees to serve as Directors. The Nominating and Corporate Governance Committee held four meetings in 2004, and its present members are Directors William M. Dempsey (Chair), Brian R. Ace, John M. Burgess, Lee T. Hirschey, and David C. Patterson. The Board has determined that each of the Nominating and Corporate Governance Committee’s members is “independent” as defined by the NYSE Rules.

     The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Nominating and Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the Board. The Nominating and Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com.

     The President and Chief Executive Officer of the Company serves as an ex officio member of all Board committees except the Audit/Compliance/Risk Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and receives no compensation for serving in this capacity. Mr. Gabriel, as Chair of the Board, also serves as a member of all Board Committees except the Audit/Compliance/Risk Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Communication with Directors

     Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. The receipt of any such correspondence addressed to the Board of Directors and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder desires to communicate with a specific director, the correspondence should be addressed to that director. Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company. The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

     Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Compensation of Directors

     As directors of both the Company and the Bank, Board members receive an annual retainer of $10,000, $750 for each Board meeting they attend, and $500 for each committee meeting they attend. Mr. Belden does not receive an annual retainer or compensation for attending Board and committee meetings. The Chair of the Board receives an all inclusive $55,000 retainer for serving in that capacity. The Chair of the Audit/Compliance/Risk Management Committee receives an annual retainer of $5,000; the Chairs of the Loan Committee, the Compensation Committee, and the Strategic/Executive Committee each receive an annual retainer of $3,500; and the Chairs of the Investment Committee, the Nominating and Corporate Governance Committee, the Operations/Technology Committee, and the Trust Committee each receive an annual retainer of $1,000. The Company pays the travel expenses incurred by each director in attending meetings of the Board.

     Directors may elect to defer all or a portion of their director fees pursuant to a Deferred Compensation Plan for Directors. Directors who elect to participate in the Plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Company common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period. The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of Shareholders in achieving growth in the Company’s stock price.

     Consistent with the “Blue Ribbon Report” issued by the National Association of Corporate Directors, which suggests that director compensation be structured so that it is specifically aligned with the long-term interests of Shareholders, the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors.

The Board believes that providing for the grant of Non-Statutory Stock Options to nonemployee directors is in the best interests of the Company. In the spirit of the Blue Ribbon Report, such a provision more closely aligns the interests of individual directors with the long-term interests of the Company’s Shareholders, and enables the Company to continue to attract qualified individuals to serve on the Board. In particular, when directors receive equity-based compensation such as stock options, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases.

     The 2004 Incentive Plan provides that each eligible nonemployee director is to receive an option to purchase 2,320 shares of common stock on or about January 1st of his or her first year as a director, and an option to purchase 4,000 shares on or about each January 1 thereafter. Each option granted to a nonemployee director is granted at an option price per share equal to the market value per share of the Company’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant. Each option is exercisable until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan). Notwithstanding the foregoing, to the extent that the Committee appointed by the Board to administer the 2004 Incentive Plan determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, the Non-Statutory Stock Options granted to eligible nonemployee directors shall relate to a number of shares of common stock to be determined based upon the financial performance of the Company. Such financial performance shall be determined based upon factors including (but not limited to) the Company’s growth in earnings per share, asset quality, return on equity, and CAMELS rating (a measurement of capital, assets, management, earnings, liquidity, and sensitivity utilized by the Office of the Comptroller of the Currency, the Bank’s primary regulator). Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 4,520 shares effective January 21, 2004.

     In addition, in keeping with the spirit of the Blue Ribbon Report, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who have completed at least six months of service as director. The plan establishes an account for each eligible director. Amounts credited to those accounts reflect the value of 200 shares of the Company’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 200 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the one-year average total return on the Company’s common stock. The crediting of additional units beginning in 1996 is subject to an adjustment factor which reflects the Company’s asset quality, return on equity, and CAMELS rating. The account balance is payable to each director in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board, is subject to a six-year vesting schedule, and is forfeitable in the event of termination from the Board for cause.

     The 2004 Incentive Plan allows the grant of “Offset Options” to directors. The effect of these Offset Options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the Offset Options (i.e., the amount by which the aggregate fair market value of the common stock underlying the Offset Options exceeds the aggregate exercise price of the Offset Options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero. As such, the Offset Options are not intended to materially change the level of compensation to participating directors under the Stock Balance Plan, but are intended to reduce the cost of director compensation to the Company. In the event that the growth in value of a director’s Offset Options is less than the value of the director’s Stock Balance Plan account as of the date that the Offset Options are exercised, the shortfall will be paid to the director either in cash or, at the Company’s option in the case of an exercise prior to retirement, by the issuance of additional Offset

Options. In the event that the growth in value of a director’s Offset Options exceeds the value of the director’s Stock Balance Plan account, no adjustment will be made.

     The Bank has a consulting agreement with Paul M. Cantwell, Jr., a director of the Company and the Bank and the former Chairman and President of Citizens National Bank of Malone. Under this agreement, Mr. Cantwell will provide consulting services to the Bank until January 26, 2006 to facilitate the transition of Citizens National Bank’s business and operations to the Bank, develop new business opportunities in the market areas formerly served by Citizens National Bank, and advise the Bank regarding corporate and business matters. Mr. Cantwell will provide these services on a part-time basis (not to exceed 250 hours per year), and will be paid $50,000 per year. This amount is to paid on a “grossed-up” basis for any Medicare and social security taxes (but not federal, state or local income taxes) payable by Mr. Cantwell on the amount. This means that in effect the Company will pay his Medicare and social security taxes. Pursuant to the agreement, the Bank has also agreed to pay the premiums for a life insurance policy for Mr. Cantwell’s beneficiaries. This policy must provide coverage for no less than the remaining payments due under the consulting agreement. Finally, the Bank will make available health insurance coverage for Mr. Cantwell and his spouse on the same basis as its employees until age 65 and, thereafter, on the same basis as other retirees of the Bank.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid to those persons who served as chief executive officer (or in an equivalent capacity) during 2004 and to the other most highly compensated executive officers whose annual salary and bonus earned during 2004 exceeded $100,000.

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation Awards
				Other Annual	Restricted		All Other
Name and				Compensation	Stock Awards	Stock	Compensation
Principal Position	Year	Salary ($)	Bonus ($) (1)	($) (2)	($) (3)	Options (#)	($) (4)
Sanford A. Belden	2004	522,648	261,324	4,860	0	43,158	399,847
President and Chief	2003	503,758	287,847	5,303	0	47,754	493,198
Executive Officer	2002	485,550	242,775	5,055	0	52,680	361,997

James A. Wears	2004	228,238	68,471	5,285	0	14,676	118,886
President, New York Banking	2003	219,988	89,557	4,676	0	15,114	87,546
	2002	188,926	54,900	3,555	0	17,290	39,008

Michael A. Patton	2004	228,238	68,471	3,491	0	14,676	76,419
President, Financial Services	2003	219,988	89,557	3,512	0	15,114	99,679
	2002	188,926	54,900	2,746	0	17,290	51,271

Mark E. Tryniski (5)	2004	250,002	75,000	5,368	0	14,676	17,359
Executive Vice President/	2003	129,808	53,432	2,125	0	0	277
Chief Operating Officer

Thomas A. McCullough (5)	2004	192,500	123,125	2,426	4,780	0	365,572
President, Pennsylvania	2003	17,788	430,000	0	0	0	294
Banking

(1) The amounts shown in this column for Messrs. Belden, Wears, Patton, and Tryniski reflect payments under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. The amounts shown in this column for Mr. McCullough reflect: (a) for 2004, an award under the Management Incentive Plan and payment of a $75,000 retention bonus pursuant to the terms of the Grange acquisition, and (b) for 2003, payment of a signing bonus to Mr. McCullough in satisfaction of obligations to him under his former employment agreement with Grange.

(2) The amounts disclosed in this column include the reportable value of the personal use of Company-owned vehicles for Messrs. Belden, Wears, Patton, Tryniski, and McCullough.

(3) Indicates dollar value of restricted stock awards based upon the market value of the company stock on the date of grant. As of December 31, 2004, Mr. McCullough held 200 shares of restricted stock with a then current market value of $5,650. Grantees of restricted stock entitled to receive dividends payable on their restricted stock holdings. The 200 shares of restricted stock granted to Mr. McCullough on August 18, 2004 vest in two equal installments on January 1, 2005 and January 1, 2006.

(4) The amounts in this column include: (a) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Belden, Wears, Patton, Tryniski, and McCullough received $4,357, $1,962, $1,962, $547, and $1,092 in 2004, respectively; (b) Company contributions to the Employee Savings and Retirement Plan, a defined contribution plan, amounting to $6,150 for Mr. Belden, $6,150 for Mr. Wears, $6,150 for Mr. Patton, $3,250 for Mr. Tryniski, and $3,323 for Mr. McCullough in 2004, respectively; (c) Company contributions under the Company’s Deferred Compensation Plan, amounting to $26,753 for Mr. Belden, $12,639 for Mr. Wears, $12,639 for Mr. Patton, $4,993 for Mr. Tryniski, and $9,140 for Mr. McCullough in 2004; and (d) the expense associated with supplemental retirement plans, amounting to $362,587 for Mr. Belden, $98,135 for Mr. Wears, $55,668 for Mr. Patton, $8,569 for Mr. Tryniski, and $352,017 for Mr.

McCullough in 2004. The Company does not maintain any “split-dollar” arrangements for the named executive officers.

(5)	Mr. Tryniski joined the Company in June 2003. Mr. McCullough joined the Company in November 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides further information on grants of stock options pursuant to the 2004 Incentive Plan in fiscal year 2004 to the named executives as reflected in the Summary Compensation Table on page 12.

		% of Total
		Options
		Granted to	Exercise		Market	Potential Realizable Value at
		Employees	or Base		Value on	Assumed Annual Rates of Stock Price
	Options	in Fiscal	Price	Expiration	Grant Date	Appreciation for Option Term($)
Name	Granted (#)	Year	($/Sh)	Date	($/Sh)	5%	10%
Sanford A. Belden	43,158	6.45%	24.15	1/21/14	24.15	655,476	1,661,103
James A. Wears	14,676	2.19%	24.15	1/21/14	24.15	222,896	564,862
Michael A. Patton	14,676	2.19%	24.15	1/21/14	24.15	222,896	564,862
Mark E. Tryniski	14,676	2.19%	24.15	1/21/14	24.15	222,896	564,862
Thomas A. McCullough	0	0%	N/A	N/A	N/A	N/A	N/A

     Effective January 21, 2004, the Board of Directors issued incentive stock options to Messrs. Belden, Wears, Patton, and Tryniski at the then current market price of $24.15 per share. Such options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 1, 2005, 2006, 2007, 2008, and 2009.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR–END OPTION/SAR VALUES

     The following table provides information for the named executive officers, with respect to (i) stock options exercised in fiscal year 2004, (ii) the number of stock options held at the end of fiscal year 2004, and (iii) the value of in-the-money stock options held at the end of fiscal year 2004.

			Number of Unexercised		Value of Unexercised
	Shares		Options		In-the-Money Options
	Acquired on	Value	at 12/31/04 (#)		at 12/31/04 ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Sanford A. Belden	52,646	527,800	139	145,897	1,752	1,646,340
James A. Wears	16,000	214,520	44,912	46,818	638,260	525,261
Michael A. Patton	16,402	187,581	39,190	46,818	558,931	525,261
Mark E. Tryniski	0	0	3,000	26,676	27,885	171,712
Thomas A. McCullough	38,000	768,724	39,028	0	960,267	0

(1)	Based on the closing price of the Company’s common stock on December 31, 2003 of $28.25 per share.

PENSION PLAN INFORMATION

     The Company maintains a noncontributory defined benefit pension plan which is funded by the Company and administered by a committee appointed by the Board of Directors. The plan covers all employees of the Company who have completed one full year of continuous service, other than employees covered by a collective bargaining agreement (unless such collective bargaining agreement expressly provides for plan coverage).

     The plan includes two types of benefit formulas: a “traditional” formula and a “cash balance” formula. The plan also includes certain minimum benefit and supplemental benefit provisions. An eligible participant earns benefits under either the traditional formula or the cash balance formula (subject to any applicable minimum or supplemental benefit provisions). Messrs. Wears and Patton are covered under the traditional formula and Messrs. Belden, Tryniski, and McCullough are covered under the cash balance formula. Each is covered by one or more minimum or supplemental benefit provisions.

     Under the traditional formula, eligible participants generally accrue benefits based on the participant’s service and the participant’s average annual compensation for the highest consecutive five years of plan participation. The following table sets forth the estimated annual benefits under the plan’s traditional formula adopted for post-1988 years of service, payable upon retirement at age 65 in the form of a single life annuity. The amounts are not subject to any deduction for Social Security. For purposes of calculating the benefit, an employee may not be credited with more than 35 years of service. The base salary and cash award amounts in the Summary Compensation Table on page 12 reflect the covered compensation under the plan for Messrs. Wears and Patton, each of whom has been credited with 33 years of service under the plan. The estimated annual benefit payable upon retirement at normal retirement age under the traditional formula (and applicable minimum and supplemental benefit provisions) for Messrs. Wears and Patton are $98,162 and $99,767, respectively.

PENSION PLAN TABLE

YEARS OF SERVICE

Highest Five
Year Average
Compensation (1)	15	20	25	30	35
100,000	18,746	24,994	31,243	37,491	43,740
150,000	30,371	40,494	50,618	60,741	70,865
200,000	41,996	55,994	69,993	83,991	97,990
250,000	43,158	57,544	71,930	86,316	100,702
300,000	43,158	57,544	71,930	86,316	100,702
350,000	43,158	57,544	71,930	86,316	100,702
400,000	43,158	57,544	71,930	86,316	100,702

(1)	For 2004, the Internal Revenue Code limits the total compensation that may be taken into account in calculating benefits to $205,000.

     Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity. The estimated annual benefit payable upon retirement at normal retirement age under the cash balance formula (and applicable minimum and supplemental benefit provisions) for Messrs. Belden, Tryniski, and McCullough are $165,000, $77,331, and $115,500, respectively.

     In addition to benefits under the tax-qualified defined benefit pension plan, Messrs. Belden, Wears, Patton, Tryniski and McCullough earned supplemental retirement benefits pursuant to individual nonqualified supplemental retirement plan agreements (described on pages 18-20 below).

Employment Agreements

     Sanford A. Belden. The Company has an employment agreement with Mr. Belden providing for his employment as the Company’s President and Chief Executive Officer until December 31, 2007. The agreement, which was amended as of March 1, 2004, provides that during the period from March 1, 2004 through December 31, 2004, the Company shall pay Mr. Belden a base salary at the annual rate in effect on February 29, 2004, which was $522,648. Mr. Belden’s base salary for calendar years after 2004 shall be increased at the same rate as the rate applied by the Company in its merit pool for salary increases to be paid for the applicable calendar year. The agreement may be terminated by the Board for cause at any time, and shall terminate upon Mr. Belden’s death or disability. If Mr. Belden’s employment is terminated by the Company prior to December 31, 2007 for reasons other than cause, death, or disability, Mr. Belden will be entitled to severance pay equal to the greater of (i) the sum of Mr. Belden’s annual base salary at the time of the termination and the most recent payment to Mr. Belden under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments that otherwise would have been payable to Mr. Belden through the unexpired term of his employment (provided that in the event that Mr. Belden’s involuntary termination without cause occurs under circumstances entitling him to the change in control benefits described in the following paragraph, the foregoing severance pay shall be reduced by the consulting fee payments to be made to Mr. Belden as described below). In addition, Mr. Belden will be permitted to dispose of any restricted stock previously granted to him, all of his stock options will become fully exercisable, and the Company will cover Mr. Belden and his eligible dependents under all benefit plans and programs available to its retired employees. In the event Mr. Belden voluntarily retires prior to December 31, 2007 (other than in connection with a change in control as described below), or in the event Mr. Belden remains employed pursuant to his agreement through December 31, 2007 and retires on that date, the Company will enter into a separate consulting agreement with him, pursuant to which the Company will retain him as a consultant for a period of 36 months at a compensation rate of $4,000 per month.

     If Mr. Belden’s employment is terminated for reasons other than cause, death, or disability within two years following a change of control, or if Mr. Belden voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his base salary plus the award to Mr. Belden under the Management Incentive Plan for the year immediately preceding the change in control, will reimburse him for any loss incurred on the sale of his home, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative to retaining Mr. Belden as a consultant for a three-year period following a change of control, the Board of Directors may elect, in its sole discretion, to pay all benefits due to Mr. Belden in a single lump sum payment within 90 days following the change of control and Mr. Belden’s termination of employment. The agreement provides that the amount of any lump sum change in control payment made to Mr. Belden will be “grossed up” to hold Mr. Belden harmless from all income and excise tax liability attributable to the payment.

     James A. Wears. The Company has an employment agreement with Mr. Wears providing for his continued employment until December 31, 2007. The agreement provides for Mr. Wears to be paid a base salary to be increased annually at least at the same rate as the rate applied by the Company in its merit pool for salary increases to be paid for the applicable calendar year. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Wears’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Wears’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Wears through the unexpired term of his employment. In addition, if the agreement is not renewed at the end of its term (other than by reason of Mr. Wears’s refusal to negotiate or rejection of a bona fide offer from the Company), Mr. Wears is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the Management Incentive Plan.

     If Mr. Wears’s employment is terminated for reasons other than cause, death, or disability within two years following a change of control, or if Mr. Wears voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Wears under the Management Incentive Plan for the year immediately preceding the change in control, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative to paying change of control benefits to Mr. Wears over a three-year period, the Board of Directors may elect, in its sole discretion, to pay all benefits due to Mr. Wears in a single lump sum payment within 90 days following the change of control and Mr. Wears’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Wears harmless from all income and excise tax liability attributable to the lump sum payment.

     Michael A. Patton. The Company has an employment agreement with Mr. Patton providing for his continued employment until December 31, 2007. The agreement provides for Mr. Patton to be paid a base salary to be increased annually at least at the same rate as the rate applied by the Company in its merit pool for salary increases to be paid for the applicable calendar year. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Patton’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Patton’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Patton through the unexpired term of his employment.

     If Mr. Patton’s employment is terminated for reasons other than cause, death, or disability within two years following a change of control, or if Mr. Patton voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his base salary plus the award to Mr. Patton under the Management Incentive Plan for the year immediately preceding the change in control, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative to paying change of control benefits to Mr. Patton over a three-year period, the Board of Directors may elect, in its sole discretion, to pay all benefits due to Mr. Patton in a single lump sum payment within 90 days following the change of control and Mr. Patton’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Patton harmless from all income and excise tax liability attributable to the lump sum payment.

     Mark E. Tryniski. The Company has an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2007. The agreement provides that during the period from June 1, 2003 through December 31, 2003, the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $225,000. Mr. Tryniski’s base salary for calendar years after 2003 shall be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Tryniski through the unexpired term of his employment. In addition, if the agreement is not renewed at the end of its term (other than by reason of Mr. Tryniski’s refusal to negotiate or rejection of a bona fide offer from the Company), Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the Management Incentive Plan.

     If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change of control, or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Tryniski under the Management Incentive Plan for the year immediately preceding the change in control, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative to paying change of control benefits to Mr. Tryniski over a three-year period, the Board of Directors may elect, in its sole discretion, to pay all benefits due to Mr. Tryniski in a single lump sum payment within 90 days following the change of control and Mr. Tryniski’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Tryniski harmless from all income and excise tax liability attributable to the lump sum payment.

     Thomas A. McCullough. The Company has an agreement with Mr. McCullough providing for his employment as President, Pennsylvania Banking for the Company until December 31, 2007. The agreement provides that during the period from November 21, 2003 through December 31, 2004, the Company shall pay Mr. McCullough a base salary at an annual rate of at least $185,000. Mr. McCullough’s base salary for calendar years after 2004 shall be adjusted in accordance with the Company’s regular payroll practices for executive employees. Mr. McCullough is also entitled to an incentive compensation payment, pursuant to the Management Incentive Plan, of at least $45,000 per year for 2003 and 2004 (prorated for 2003 based on the number of weeks served). In addition, Mr. McCullough received a $430,000 signing bonus for 2003 in satisfaction of obligations to him under his former employment agreement with Grange.

     The may be terminated by the Company for cause at any time, and shall terminate upon Mr. McCullough’s death or disability. If Mr. McCullough’s employment is terminated by the Company prior to December 31, 2007 for reasons other than cause, death, or disability, or if Mr. McCullough is involuntarily replaced as President, Pennsylvania Banking prior to such date for reasons other than cause, Mr. McCullough will be entitled to severance pay equal to the greater of (i) the sum of his annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan or (ii) amounts of base salary and expected Management Incentive Plan payments that otherwise would have been payable to him through the unexpired term of his employment agreement (provided that in the event that Mr. McCullough’s involuntary termination without cause occurs under circumstances entitling him to the change in control benefits described in the following paragraph, the foregoing severance pay shall be reduced by the consulting fee payments to be made to Mr. McCullough as described below). In addition, Mr. McCullough will be entitled to dispose of any restricted stock previously granted to him, all of his stock options will become fully exercisable, and the Company will cover Mr. McCullough and his eligible dependents under all benefit plans and programs available to its retired employees. In the event that Mr. McCullough’s agreement is not renewed at the end of its term for reasons other than cause, Mr. McCullough is entitled to a severance benefit equal to 175% of his annual base salary in effect at the time of expiration of the agreement, plus the most recent payment to him under the Management Incentive Plan.

     If Mr. McCullough’s employment is terminated for reasons other than cause, death, or disability within two years following a change of control, or if Mr. McCullough voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his base salary plus the award to Mr. McCullough under the Management Incentive Plan for the year immediately preceding the change in control, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative to paying change of control benefits to Mr. McCullough over a three-year period, the Board of Directors may elect, in its sole discretion, to pay all benefits due to Mr. McCullough in a single lump sum payment within 90 days following the change of control and Mr. McCullough’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. McCullough harmless from all income and excise tax liability attributable to the lump sum payment.

Supplemental Retirement Plan Agreements

     The Company has Supplemental Retirement Plan Agreements with Messrs. Belden, Wears, Patton, Tryniski, and McCullough.

     Sanford A. Belden. Under Mr. Belden’s Supplemental Retirement Plan Agreement, the Company must provide Mr. Belden with an annual supplemental retirement benefit equal to the product of (i) 5% times Mr. Belden’s number of years of service, considering only the first ten years of service, plus 2% times Mr. Belden’s number of years of service in excess of ten years, times (ii) his final average salary and cash incentive payment. Unless Mr. Belden voluntarily terminates his employment prior to July 1, 2006, the amount of Mr. Belden’s annual supplemental retirement benefits shall not be less than what would be calculated if he remained employed pursuant to his employment agreement through December 31, 2007 and received the base salary, including increases, and Management Incentive Plan payments (assuming a minimum incentive payment equal to 50% of base salary under the Company’s Management Incentive Plan) contemplated by the employment agreement. The supplemental retirement benefit is reduced by the benefit payable under the Company’s pension plan, 50% of Mr. Belden’s Social Security benefit, and Company contributions on Mr. Belden’s behalf and earnings attributable thereto under the Company’s 401(k) Employee Stock Ownership Plan and Deferred Compensation Plan for Certain Executive Employees. The supplemental retirement benefit is payable upon the later of Mr. Belden’s cessation of employment with the Company or his receipt of the final payment due under his employment agreement, generally in the form of an actuarially reduced joint and 100% survivor benefit. Benefits payable in another form are subject to the same actuarial adjustments as benefits under the Company’s pension plan.

     Notwithstanding the foregoing, if Mr. Belden’s employment is terminated for reasons other than cause, death or disability within two years following a change of control, or if Mr. Belden voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company must (for purposes of determining his supplemental retirement benefit described above) (i) credit Mr. Belden with additional years of service equal to the greater of three years of service or the years of service he is retained as a consultant under the terms of his employment agreement, (ii) credit Mr. Belden with two additional years of service, and (iii) determine Mr. Belden’s final five year average compensation as described above by considering the years he is retained as a consultant under the terms of the employment agreement as service that precedes his termination and considering amounts paid to him during that period as salary and cash incentive payments. If the Board of Directors elects to pay Mr. Belden’s change in control benefit under his employment agreement in a lump sum, the Company will pay his supplemental retirement benefit in an actuarial equivalent single lump sum payment within 90 days following the change of control and his termination of employment. The amount of any lump sum change in control payment made to Mr. Belden will be “grossed up” to hold Mr. Belden harmless from all income and excise tax liability attributable to the payment.

     James A. Wears and Michael A. Patton. Under the Supplemental Retirement Plan Agreements for Messrs. Wears and Patton, the Company shall pay the employee an annual supplemental retirement benefit equal to the excess (if any) of (i) the annual benefit that the employee would have earned pursuant to the Company’s pension plan if (a) 100% of the employee’s annual compensation that is disregarded for pension plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of the employee’s annual compensation actually taken into account pursuant to the pension plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to the employee pursuant to the pension plan. The supplemental retirement benefit is payable upon the later of the employee’s cessation of employment with the Company or his receipt of the final payment due under his employment agreement. The benefit is payable in the form of an actuarially reduced joint and 50% survivor benefit, provided that benefits payable in another form are subject to the same actuarial adjustments as benefits under the Company’s pension plan.

     Mark E. Tryniski. Under the Supplemental Retirement Plan Agreement for Mr. Tryniski, the Company shall pay Mr. Tryniski an annual supplemental retirement benefit equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s pension plan if (a) 100% of his annual compensation that is disregarded for pension plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the pension plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the pension plan. The supplemental retirement benefit is payable upon the later of Mr. Tryniski’s cessation of employment with the Company, his receipt of the final payment due under his employment agreement, or his attainment of age 55. The benefit is payable in the form of an actuarially reduced joint and 50% survivor benefit, provided that benefits payable in another form are subject to the same actuarial adjustments as benefits under the Company’s pension plan.

     Thomas A. McCullough. Under Mr. McCullough’s Supplemental Retirement Plan Agreement, which was assumed by the Company upon consummation of the merger between the Company and Grange, if Mr. McCullough retires on or after his 62nd birthday, the Company must provide him with an annual supplemental retirement benefit equal to 85% of his average compensation during the last five years of his employment reduced by the benefit payable under the Company’s pension plan, 50% of his Social Security benefit, and Company contributions on Mr. McCullough’s behalf and earnings attributable thereto under the Company’s 401(k) Employee Stock Ownership Plan and Deferred Compensation Plan for Certain Executive Employees. The supplemental retirement benefit is payable over the course of 180 months beginning on the first day of the month following the later of Mr. McCullough’s 62nd birthday or the cessation of his employment with the Company. If Mr. McCullough’s employment is terminated before his 62nd birthday, the Company must provide him with an early retirement benefit equal to the liability accrued on the Company’s books for its obligations for the normal retirement benefit described above. This amount shall be amortized and paid over a 180 month period beginning the first day of the month following Mr. McCullough’s termination.

     Notwithstanding the foregoing, if Mr. McCullough’s employment is terminated for reasons other than cause, death, disability, or after he attains the age of 62, in each case following a change of control, the Company must provide him with a change of control payment equal to 85% of his average compensation during the last five years of his employment reduced by the benefit payable under the Company’s pension plan, 50% of his Social Security benefit, and Company contributions on Mr. McCullough’s behalf and earnings attributable thereto under the Company’s 401(k) Employee Stock Ownership Plan and Deferred Compensation Plan for Certain Executive Employees. However, if this change of control payment would cause the sum of other payments to Mr. McCullough from the Company and the change of control benefits to constitute a “parachute payment” as defined by the Internal Revenue Code, the Company shall pay a change of control benefit equal to the liability accrued on the Company’s books for its obligations for the normal retirement benefit described above, amortized over 180 months. If Mr. McCullough dies while an active employee of the Company, the Company must pay his beneficiaries as follows: For the first year following death, 100% of his total compensation, for each of the second through fifth years following death, 75% of his total compensation, and for each of the sixth through fifteenth years following death, 50% of his total compensation.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Company has adopted a multi-faceted approach towards compensating all of its employees, including senior management. The underlying philosophy and description of major components of the total compensation program are described below.

Philosophy

     The total compensation program is intended to align compensation with business objectives and enable the Company to attract and retain individuals who are contributing to the long-term success of the Company. Towards this end:

          The Company pays competitively. The Company regularly compares its cash, equity and benefits based compensation practices with those of other companies of similar size, operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 23, and establishes compensation parameters based on that review.

          The Company encourages teamwork. The Company recognizes that its long-term success results from the coordinated efforts of employees working towards common, well established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company is a determining factor in total compensation opportunities.

          The Company strives for fairness in the administration of pay. The Company strives to ensure that compensation levels accurately reflect the level of accountability that each individual has within the Company; employees are informed of the total compensation program; decisions made regarding individual performance which affect compensation matters are based upon an objective assessment of performance; and all employees have equal access to positions within the Company which provide for increased levels of total compensation.

     The process of assessing performance involves the following:

          1. Prior to the beginning of each fiscal year, the Chief Executive Officer establishes and distributes written goals, which must be approved by the full Board. Those goals include specific financial targets relative to earnings and asset quality. The Company strives to achieve financial results which are in the upper third of the results published by its peer group.

          2. Individuals at each successive level of management establish written goals, which must be approved by their respective managers.

          3. All goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of retained goals is ensured.

          4. At the end of the fiscal year, performance is evaluated against goals and other key position responsibilities. Such evaluations affect decisions on salary, cash incentive, and stock option matters.

Compensation Programs

     The Company defines itself as a super-community bank which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations. The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results. In furtherance of those requirements, the Company maintains the following compensation programs.

          Cash-Based Compensation

               Salary. The Company sets base salaries for employees by reviewing the total cash compensation opportunities for competitive positions in the market. In order to more closely align employee compensation to the Company’s performance, the Company uses a combination of competitive base salaries and performance incentive opportunities to provide for total compensation that may exceed those in comparable companies which do not generate comparable financial results.

               Management Incentive Plan. The Company maintains an annual incentive plan in which 32% of its employees participate. The Company’s performance to targeted asset quality, growth in earnings per share, and CAMELS rating, which targets are approved by the Board, triggers the payment of cash awards for all employees in this group. Award levels, which amount to a percentage of salary, have been established for different organizational levels within the Company. For Mr. Belden, 100% of his award is determined by the Company’s performance relative to the financial targets described above. For Messrs. Wears, Patton, Tryniski, and McCullough (subject to the terms of his employment agreement described on pages 17-18) 80% of their respective award opportunities reflect the Company’s performance relative to the financial targets, and 20% of their respective award opportunities reflect performance to other quantitative and qualitative goals specific to their areas of responsibility.

          Equity-Based Compensation

               Stock Option Program. The purpose of this program is to provide additional incentives to employees to work to maximize Shareholder value. The option program serves as an effective tool in recruiting key individuals and utilizes vesting periods to encourage these individuals to continue in the employ of the Company. The Board frequently awards options in years during which the Company has achieved its financial targets. The number of stock options issued generally reflects a percentage of salary; and various percentages have been established for different organizational levels within the Company.

               Restricted Stock. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support a variety of business objectives. Examples include: performance unit shares have been issued in start-up and turnaround assignments, with vesting schedules tied to specific performance criteria; and restricted shares have been issued to employees for extraordinary service in consummating acquisitions.

     The Company believes that the use of equity-based compensation such as stock options and restricted stock is important in that it aligns the interests of key personnel with those of the Shareholders. In particular, when personnel receive equity-based compensation, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases.

CEO Compensation

     In December 2004, the full Board formally reviewed Mr. Belden’s performance for fiscal year 2004, his eleventh full year as the Company’s President and CEO. Having determined that the Company’s level of performance relative to the majority of its previously approved annual and long-term financial targets had been surpassed, the Board, operating under the terms of the Management Incentive Plan disclosed in this Report, authorized the payment of Mr. Belden’s cash award for 2004, which amounted to $261,324. Mr. Belden’s $522,648 base salary level for 2004 is well supported by competitive wage survey data, and the increase over his 2003 base salary level is well supported by the Company’s strategic accomplishments and financial performance during the 2003 evaluation period.

     The foregoing report has been provided by Lee T. Hirschey (Chair), Brian R. Ace, David C. Patterson, and Peter A. Sabia, members of the Compensation Committee. The Board has determined that each of the Compensation Committee’s members is “independent” as defined by the NYSE Rules. The Compensation Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com.

Stock Performance Graph

     The following graph compares cumulative total Shareholder returns on the Company’s common stock over the last five fiscal years to the S&P Small Cap Commercial Banks Index, the Nasdaq Bank Index, the S&P 600 Small Cap Index (of which the Company became a member in 2004), and the Russell 2000 Index (of which the Company became a member in 2003). Total return values were calculated as of December 31 of each indicated year assuming $100 investment on December 31, 1999 and reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

Community Bank System, Inc.	100.00	111.76	123.04	152.65	246.00	291.53
S&P SmallCap Commercial Banks Index	100.00	138.25	158.29	169.49	227.13	275.57
Nasdaq Bank Index	100.00	117.70	132.63	141.82	188.66	214.40
S&P600 SmallCap Index	100.00	111.81	119.13	101.71	141.14	173.12
Russell 2000 Index	100.00	97.09	99.64	79.25	116.71	138.21

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.communitybankna.com, the Bank’s Audit/Compliance/Risk Management Committee (which also serves as the Company’s Audit Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and investigates and makes recommendations to the Board regarding the appointment of independent auditors.

     The Audit/Compliance/Risk Management Committee is comprised of four directors, each of whom the Board has determined to be “independent” as defined by the Sarbanes-Oxley Act and the NYSE Rules. Committee members may not serve simultaneously on the audit committees of more than two other public companies without approval of the full Board. To date, no such approval has been granted. The Board has determined that Charles E. Parente, who serves on the Audit/Compliance/Risk Management Committee, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

     In discharging its oversight responsibility as to the audit process, the Audit/Compliance/Risk Management Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     The foregoing report has been provided by William M. Dempsey (Chair), John M. Burgess, Lee T. Hirschey, and Charles E. Parente, members of the Audit/Compliance/Risk Management Committee.

AUDIT FEES

     The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees	$325,000	$252,000	(1)
Audit Related Fees (2)	49,417	103,645
Tax Fees (3)	274,525	336,901
All Other Fees (4)	0	5,000

(1)	Includes fees incurred in connection with the Company’s fiscal year 2003 audit that were billed after publication of the proxy statement for the 2004 Annual Shareholders Meeting.

(2)	For 2004, includes audit of Community Investment Services, Inc., audit of the Company’s 401(k) and pension plans, and Federal Home Loan Bank collateral verification. For 2003, includes audit of the Company’s pension plan, internal audit assistance, separate audits of two of the Bank’s subsidiaries, and acquisition assistance.

(3)	For 2004, includes tax preparation and compliance fees of $98,350 and fees for tax consultation related to acquisitions, tax planning and other matters of $176,175. For 2003 includes tax preparation and compliance fees of $120,800, and fees for tax consultation related to acquisitions, tax planning and other matters of $160,850.

(4)	For 2003, includes loan participation/preferred funding consultation.

     Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit/Compliance/Risk Management Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit/Compliance/Risk Management Committee pre-approved 100% of the Audit Fees, 100% of the Audit Related Fees, 100% of the Tax Consulting Fees, and 100% of the “All Other” Fees for fiscal 2004 and fiscal 2003.

TRANSACTIONS WITH MANAGEMENT

     Some of the directors and executive officers of the Company and the Bank (and the members of their immediate families and corporations, organizations, trusts, and estates with which these individuals are associated) are indebted to the Bank. However, all such loans were made in the ordinary course of business, do not involve more than the normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan is nonperforming at present. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with the Company’s executive officers and directors and their associates on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

     Outside of these normal customer relationships, none of the directors or executive officers of the Company or the Bank and no 5% Shareholders of the Company (or members of the immediate families of any of the above or any corporations, organizations, or trusts with which such persons are associated) maintains any significant business or personal relationship with the Company or the Bank, other than as arises by virtue of his ownership interest in the Company or his position with the Company or the Bank. The law firm of Franklin & Gabriel, owned by Director Gabriel, provided legal services to the Bank’s operations in its Finger Lakes Markets during 2004; the law firm of DiCerbo and Palumbo, of which Director DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region Markets during 2004; the law firm of Cantwell & Cantwell, owned by Director Cantwell, provided legal services to the Bank’s operations in its Northern Region Markets during 2004; and Director Sally A. Steele, Esq. provided legal services to the Bank’s operations in its Pennsylvania Markets during 2004. For services rendered during 2004 and for related out-of-pocket disbursements, DiCerbo and Palumbo received $244,845 from the Bank, Franklin and Gabriel received $62,575 from the Bank, and Cantwell & Cantwell received $48,840 from the Bank. The amount received by Director Steele for legal services rendered during 2004 and for related out-of-pocket disbursements did not exceed 5% of her firm’s gross revenues.

     Pursuant to the terms of its written charter, the Audit/Compliance/Risk Management Committee is responsible for reviewing and approving all related-party transactions involving the Company or the Bank. Consistent with this responsibility, the Committee has reviewed and approved the foregoing relationships as being consistent with the best interests of the Company and the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2004, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2004 except as follows: W. Valen McDaniel, the Company’s Senior Vice President/Chief Risk Officer, filed one late report on Form 5 reporting a partial balance transfer from a Company stock fund under the 401(K) Plan to another investment option. Director Sabia filed one late report on Form 4 reflecting shares acquired by Valley Dodge Truck Center pursuant to the Company’s Dividend Reinvestment Plan.

SHAREHOLDER PROPOSALS

     If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Shareholder proposals for the Company’s 2006 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 8, 2005. Such Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP, Independent Certified Public Accountants, were retained by the Company at the direction of the Board of Directors. The independent auditors have audited the financial statements of the Company for the fiscal year ended December 31, 2004 and performed such other nonaudit services as the Board requested.

     A representative of PricewaterhouseCoopers LLP will be present at the Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from Shareholders.

OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date: April 7, 2005

By Order of the Board of Directors

Donna J. Drengel
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 11, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF ALL NOMINEES.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Brian R. Ace
		¡	Paul M. Cantwell, Jr.
☐	WITHHOLD AUTHORITY	¡	William M. Dempsey
	FOR ALL NOMINEES	¡	Lee T. Hirschey

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES.

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1073 Highway 315, Wilkes-Barre, PA 18702 570.824.9831 ● Toll Free: 800.762.2222 www.thewoodlandsresort.com rosskornfeld@thewoodlandsresort.com

The Directors and Officers
of

COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for refreshments in the
Grand Ballroom
THE WOODLANDS INN & RESORT
Wilkes-Barre, Pennsylvania
at 12:00 Noon
immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 11, 2005

James A. Gabriel Chairman	Sanford A. Belden President & CEO

Directions from Syracuse, NY:

•	Take I-81 S towards Binghamton to Exit 170 B (Wilkes-Barre).
•	Take exit 1.
•	Turn left at light (Route 315 North)
•	The Woodlands is 1/4 mile on the right.

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Charles M. Ertel and Donna J. Drengel, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 11, 2005 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 11, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF ALL NOMINEES.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	O	Brian R. Ace
		O	Paul M. Cantwell, Jr.
☐	WITHHOLD AUTHORITY	O	William M. Dempsey
	FOR ALL NOMINEES	O	Lee T. Hirschey

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES.

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.